Exhibit 99.1
16430 N. Scottsdale Road, Suite 450, Scottsdale, Arizona 85254 (602) 266-6700 Fax (602) 234-2264 www.zila.com
Zila Responds to Intelident Litigation
Scottsdale, Arizona – July 15, 2009 – Zila, Inc. (Nasdaq:ZILA) today issued the following response to a complaint filed in the Delaware Court of Chancery by Intelident Solutions, Inc.:
“Zila is disappointed that Intelident is using a litigation strategy to achieve its objectives.  Intelident appears to be attempting to confuse shareholders with an offer that clearly fails to satisfy conditions necessary to consummate a transaction. Intelident was involved in litigation when it acquired Coast Dental. Zila will not comment on the litigation, but is confident that the Delaware court will reject Intelident’s claims, so that Zila can avoid bankruptcy and bring value to its shareholders. The Board continues to be prepared to review and act upon superior offers for the benefit of its shareholders in accordance with the exercise of its fiduciary duties.”
About Zila, Inc.
Zila, Inc., headquartered in Scottsdale, Arizona, is a diagnostic company dedicated to the prevention, detection and treatment of oral cancer and periodontal disease. Zila manufactures and markets ViziLite® Plus with TBlue® (“ViziLite® Plus”), the company’s flagship product for the early detection of oral abnormalities that could lead to cancer. ViziLite® Plus is an adjunctive medical device cleared by the FDA for use in a population at increased risk for oral cancer. In addition, Zila designs, manufactures and markets a suite of proprietary products sold exclusively and directly to dental professionals for periodontal disease, including the Rotadent® Professional Powered Brush, the Pro-Select Platinum® ultrasonic scaler and a portfolio of oral pharmaceutical products for both in-office and home-care use. All of Zila’s products are marketed and sold in the United States and Canada primarily through the company’s direct field sales force and telemarketing organization. The company’s products are marketed and sold in other international markets through the direct sales forces of third party distributors. Zila’s marketing programs reach most U.S. dental offices.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on Zila’s expectations or forecasts of future events, can be affected by inaccurate assumptions and are subject to various business risks and known and unknown uncertainties, a number of which are beyond Zila’s control. Forward-looking statements include, but are not limited to, statements about litigation with Intelident and other statements that are not historical facts. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the failure of Zila’s stockholders to approve the proposed merger transaction; the failure of Zila or Tolmar Holding, Inc. (Tolmar) to satisfy any other condition to the completion of the proposed merger transaction; and the risk that the transaction will be delayed. Additional factors that may affect future results are discussed in Zila’s Form 10-K for its fiscal year ended July 31, 2008 and Form 10-Q for the quarter ended April 30, 2009. Zila disclaims any obligation to update and/or revise statements contained in these materials based on new information or otherwise.

Additional Information Regarding the Merger
As previously announced on June 25, 2009, Zila entered into a definitive merger agreement with Tolmar. On July 2, 2009, Zila filed with the Securities and Exchange Commission (SEC) a preliminary proxy statement relating to the proposed merger with Tolmar. Zila intends to file a definitive proxy statement and other relevant materials with the SEC in the near future. These materials will also be mailed to Zila’s stockholders. STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT AND RELATED MATERIALS IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE. SUCH MATERIALS WILL CONTAIN IMPORTANT INFORMATION ABOUT ZILA, TOLMAR AND THE PROPOSED MERGER TRANSACTION, AND STOCKHOLDERS SHOULD CAREFULLY CONSIDER THEM BEFORE MAKING ANY VOTING OR INVESTMENT DECISIONS IN CONNECTION WITH THE PROPOSED MERGER TRANSACTION. The proxy statement and related materials (when they become available), and any other documents filed by Zila with the SEC, may be obtained free of charge at the SEC’s web site, www.sec.gov. In addition, Zila’s stockholders may obtain free copies of the documents filed by Zila with the SEC by contacting the Company’s Vice President, General Counsel and Secretary at Zila, Inc., 16430 North Scottsdale Road, Suite 450, Scottsdale, Arizona 85254-1770, or by calling (602) 266-6700. This press release does not constitute an offer of any securities for sale or the solicitation of any proxy.
Zila, its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the company’s stockholders in favor of the proposed merger transaction. Information regarding Zila’s directors and executive officers and their respective interests in the proposed merger transaction (which may be different from those of Zila’s stockholders generally) is included in the proxy statements and Annual Reports on Form 10-K that Zila has previously filed with the SEC. When it becomes available, the definitive proxy statement relating to the proposed merger transaction will include information regarding all of Zila’s participants in the solicitation of proxies in favor of approving the merger. Stockholders of Zila can obtain free copies of these documents by using the contact information provided above.
For more information about the Company and its products, please visit www.zila.com.
Contact:
Robert Jaffe of PondelWilkinson Inc., 310-279-5969
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